                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Rule 13d - 102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)



                        International Leisure Hosts, Ltd.
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)


                                   459759-10-6
                                 (CUSIP Number)
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                                  SCHEDULE 13G
                                                                     Page 2 of 7

CUSIP NO.  459759-10-6

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


      William S. Levine
================================================================================
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  /X/
      N/A                                                           (b)  / /
================================================================================
  3   SEC USE ONLY


================================================================================
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

---------------------------------===============================================
         NUMBER OF             5 SOLE VOTING POWER
          SHARES
       BENEFICIALLY                       124,233*
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
                             ----===============================================
                               6 SHARED VOTING POWER
                                          0
                             ----===============================================
                               7 SOLE DISPOSITIVE POWER
                                          124,233*
                             ----===============================================
                               8 SHARED DISPOSITIVE POWER
                                          0
================================================================================
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               124,233*

================================================================================
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   / /

================================================================================
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               17.89%
================================================================================
 12   TYPE OF REPORTING PERSON

               IN

================================================================================

                                  SCHEDULE 13G

CUSIP NO.  459759-10-6

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


      Levine Investments Limited Partnership
================================================================================
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  /X/
                                                                   (b)  / /
================================================================================
  3   SEC USE ONLY


================================================================================
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Arizona

---------------------------------===============================================
         NUMBER OF             5 SOLE VOTING POWER
          SHARES
       BENEFICIALLY                       106,733
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
                             ----===============================================
                               6 SHARED VOTING POWER
                                          0
                             ----===============================================
                               7 SOLE DISPOSITIVE POWER
                                          106,733
                             ----===============================================
                               8 SHARED DISPOSITIVE POWER
                                          0
================================================================================
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               106,733

================================================================================
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   / /

================================================================================
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               15.37%
================================================================================
 12   TYPE OF REPORTING PERSON

               PN

================================================================================

                                  SCHEDULE 13G

ITEM 1(a).        NAME OF ISSUER:

         International Leisure Hosts, Ltd.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         1702 E. Highland, Suite 312, Phoenix, Arizona 85016

ITEM 2(a).        NAME OF PERSON FILING:

         William S. Levine and Levine Investments Limited Partnership ("Levine Investments"). Mr. Levine is the general partner of Levine Investments. Mr. Levine disclaims beneficial ownership of the shares of Common Stock beneficially owned by Levine Investments, except to the extent of his partnership interest.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         1702 E. Highland, Suite 312, Phoenix, Arizona 85016

ITEM 2(c).        CITIZENSHIP:

         United States of America

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

          Common Stock, $0.01 par value per share

ITEM 2(e).        CUSIP NUMBER:

         459759-10-6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS:

         (h) /X/ Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.  OWNERSHIP AS OF DECEMBER 31, 1997:

         (a)      Amount beneficially owned:  124,233*

         (b)      Percent of class:  17.89%

         (c)      Number of shares as to which such person has

                  (i)       sole power to vote or direct the vote:  124,233*

                  (ii)      shared power to vote or direct the vote: 0

                  (iii) sole power to dispose or to direct the disposition of: 124,233*

                  (iv)      shared power to dispose or direct the disposition
                            of:         0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         N/A

--------------------
* Includes 106,733 shares owned by Levine Investments Limited Partnership, of which Mr. Levine is the general partner.

                                  SCHEDULE 13G

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP:

         See Item 3(h).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:


         N/A

ITEM 10.  CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  SCHEDULE 13G
                                                                     Page 6 of 7


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       /s/ William S. Levine
                                       ----------------------------------------
                                          William S. Levine



                                       LEVINE INVESTMENTS LIMITED PARTNERSHIP


                                       By: /s/ William S. Levine
                                          -------------------------------------
                                                William S. Levine
                                                General Partner

                                  SCHEDULE 13G
                                                                     Page 7 of 7

                                    EXHIBIT A


                                MEMBERS OF GROUP

NAME                                                 CLASSIFICATION
----                                                 --------------

William S. Levine                                            IN

Levine Investments Limited Partnership                       PN